                                                                    EXHIBIT 99.1

                            HCC ENTERS THE D&O MARKET
                             BY ACQUIRING MAG GLOBAL


HOUSTON (February 4, 2002) . . .
Stephen L. Way, Chairman and Chief Executive Officer of HCC INSURANCE HOLDINGS, INC., (NYSE SYMBOL: HCC) announced today that the Company has signed a letter of intent to acquire all of the outstanding shares of MAG Global Financial Products, LLC ("MAG"). MAG is an insurance underwriting agency with principal offices in Farmington, Connecticut and Barcelona, Spain. MAG focuses on directors & officers insurance and related financial lines of business and expects gross written premium to be $115 million in 2002, with approximately 40% internationally.

Mr. Way said, "We are extremely pleased to welcome the partners and employees of MAG to HCC and we are fortunate to have such a talented group of individuals." He added, "There is turmoil in the D&O market place at this time following several difficult years, but this provides us an excellent opportunity to profitably expand our specialty insurance operations."

MAG's partners and senior executives will remain with the Company, lead by Matt Fairfield in Barcelona and Andy Stone in Farmington. Terms of the transaction were not disclosed, but it is expected to close by the end of March, 2002.

HCC is one of the largest specialty insurance groups in the United States and consists of insurance company, underwriting agency and intermediary operations. HCC has assets of over $3.0 billion and its shares are traded on the NYSE (symbol: HCC) with a market capitalization of over $1.5 billion. HCC is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A. M. Best Company.

For more information, visit our website at www.hcch.com.

Contact:      L. Byron Way, Vice President
              HCC Insurance Holdings, Inc.
              Telephone:  (713) 690-7300

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

                                    * * * * *